                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                          SEPARATELY WITH THE COMMISSION

                                                                       Exhibit 4
1.   Memorandum of Understanding
     ---------------------------

     This Memorandum of Understanding (MOU) is made and entered on the 2nd day of April, 1996 between

     OMNIPOINT CORPORATION, a Delaware corporation having its principal place of business at 1365 Garden of the Gods Road, Colorado Springs, CO 80907, on behalf of itself and its subsidiaries and affiliates (collectively, "Omnipoint")

     Orbitel Mobile Communications Ltd which is a manufacturer and supplier of amongst other things GSM related mobile phones and equipment whose principle place of business is The Keytech Centre, Ashwood Way, Basingstoke, Hampshire RG23 8BG, England ("Orbitel")

     Sets out the basis upon which "Orbitel" will in general co-operate with "Omnipoint" to enable the generation of a mutually beneficial Commercial Agreement for the design, development, manufacture and sale of handportable terminal equipment incorporating the IS 661 standard.



2.   Duration
     --------

     This MOU, one signed by both parties shall remain in full force and effect until such time as the parties enter into commercial agreement. Notwithstanding paragraph 6, if the requirements under paragraph 3.1 for proceeding to commercial agreement have not been met by 14th June 1996, this MOU will lapse.


3.   Principles of co-operation in the generation and execution of a Commercial
     --------------------------------------------------------------------------
     Agreement
     ---------

     1. Both parties agree that they will use their reasonable efforts to finalize a Commercial Agreement as soon as is reasonably possible which will set out the terms and conditions under which the undertakings expressed in this MOU will be carried out as are judged at this time.

     2. Orbitel should undertake a feasibility study to establish the appropriate level of chipset and product integration that can take place, with respect to time, in meeting the commercial needs of the market place for duel mode IS 661 / PCS 1900 handportable terminals within North America.

     3. Orbitel and Omnipoint shall together undertake a feasibility study to establish what time scales are technically feasible and commercially appropriate for the market place with an initial view that dual mode IS
        661 products should be targeted to be available *      and single mode
        IS 661 products.      The actual commercial product availability dates
        agreed by both parties will be based upon the results of the Feasibility Study. These dates will be specified in the subsequent Commercial Agreement.

     4. In consideration of a single License fee (to be secured by separate agreement between Orbitel, Ericsson and Omnipoint) Omnipoint shall grant to Orbitel, a license to design, develop, manufacture and sell IS 661 based handportable terminals and a license to purchase from
        Omnipoint *              certain ASICs containing Omnipoint Technology.
        Orbitel and Omnipoint agree

                          *CONFIDENTIAL INFORMATION;
                          HAS BEEN OMITTED AND FILED
                        SEPARATELY WITH THE COMMISSION


     5.  Orbitel shall undertake a primary role in the following areas:

         a) Investigation, definition and productionization in agreement with Omnipoint of a preferred solution for a single mode IS 661 chipset. Specific responsibilities for these activities to be mutually agreed by Orbitel/Omnipoint.

         b) Investigation and development with Omnipoint to combine Omnipoint's IS 661 technology with an Orbitel developed or acquired PCS 1900 technology to produce a "partially integrated" dual mode chipset solution.

         c) Development with Omnipoint of a new "fully integrated" dual mode solution by working with some of the current chipset suppliers of Orbitel, Ericsson and Omnipoint, as well as other chipset suppliers that can provide innovative solutions.

     6. Orbitel shall undertake the design, development, manufacture and sale of IS 661 based handportable terminals, which will include a dual mode IS 661 / PCS 1900 handportable phone. Such terminals should include facilities for data and fax capabilities to an agreed specification and ancillary equipment such as chargers, as well as difference battery types.

     7. Dual mode IS 661 /PCS 1900 handportable phones supplied by Orbitel shall at least meet a specification to be agreed between Omnipoint and Orbitel. The intent of this specification will be products re are judged to be market competitive with respect to price, size, weigh, function when compared against other dual mode phones that have a similar complexity, similar volume and available within a similar time frame.

     8. Orbitel shall use its knowledge to introduce and attempt to represent the use of IS 661 as a standard within the European Telecommunications Standards Institute, "ERSI" and other mutually agreed standards bodies, with the assistance of Omnipoint.

     9. Orbitel shall endeavour to promote the acceptance of IS 661 based systems outside of the U.S.

     10. Orbitel should endeavour to identify and appoint an independent sales and distribution partner with North America for the IS 661 based handportable terminals and shall contribute to an agreed level towards promotional activities. Omnipoint will offer reasonable assistance in the introduction and support of potential partners in North America.

     11.  *

     12. Orbitel shall work with Omnipoint in the optimization of IS 661 and/or the products/systems for new applications (e.g. RLL, Low tier, Home
         BTS).

     13. Orbitel will further investigate with Omnipoint the opportunities for the supply of Data Services, including the provision of OEM agreements, Data Terminal Adaptors and associated support software.

     14. Orbitel wishes to undertake an investigation into other applications for the IS 661 technology including wireless data and wireless in the local loop with the intent of achieving a product and technology route map over time for both terminal and infrastructure equipment, which may require Orbitel to agree to an additional license for further use of Omnipoint's technology.

     15. Orbitel shall make the IS 661 mobile terminals available on an OEM basis, subject to suitable, commercial arrangements.

     16. Chose of ASIC vendors to be made jointly by mutual agreement - such agreement not to be unreasonably withheld by either party.


     4. Documentation
        -------------

     It is expected that this relationship will be embodied in four agreements:

     1. A Supply Agreement pursuant to which Orbitel will sell mobile terminals to Omnipoint Communications, Inc.

     2.1. A Statement of work defining the scope of the project(s) and the roles and responsibilities of both parties.

     2.2. If deemed necessary by both parties, a Collaborative Development Agreement, pursuant to which Omnipoint and Orbitel will pursue the development projects set forth therein; such Agreement to govern the rights to joint inventions, if any.

     3. An ASIC Supply Agreement pursuant to which Omnipoint will sell ASIC stock Orbitel to incorporate in mobile terminals if and as required.

     4. A Dual Mode Chipset License and/or OEM Agreement pursuant to which Orbitel will have manufactured and shall sell dual mode chipsets to Omnipoint or license Omnipoint to make such dual mode chipsets or provide for Omnipoint to purchase chipsets directly from chipset supplier.


     5. Confidentiality
        ---------------

     (a) Prior to this MOU and hereafter, it has been and will continue to be necessary for the parties to exchange certain information, data and material of a proprietary or confidential nature whether relating to technical, financial or commercial information ("Confidential Information). All Confidential Information will be received and retained in the strictest confidence by the recipient, and will not be disclosed to third parties without the written consent of the disclosing party and the use thereof will be solely for the purpose for which it was provided. Each party including its employees, sub-contractors and other personnel acting under the control of a party, receiving Confidential Information will treat each item of the Confidential Information as confidential during a period of 5 years from the date of receipt.

          This confidentiality is also reflected in the mutual non-disclosure agreement already signed between Omnipoint and Orbitel on 20th day July 1995.

     (b) No release of information relating to this MOU or matters hereto will be made to the media or any third party without the agreement of both parties.


     6. Binding Obligations
        -------------------

     Neither party will have any obligation or liability to the other arising from this MOU with the exception of their confidentiality obligations contained in Paragraph 5 hereof.


/s/ R.N.                               /s/ George F. Schmitt
- -----------------------------          ---------------------------
Signed for and on behalf of            Signed for and on behalf of
Orbitel Mobile Communications          Omnipoint Corporation

                                    Page 3